Exhibit 10.72

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), with an Effective Date of December 1, 1999, is made and entered into between Mercedes Johnson (the "Executive") and Lam Research Corporation, a Delaware corporation (the "Company").

R E C I T A L S

A. The Company and Executive desire to enter into this Agreement to confirm the terms and conditions with respect to the Executive's continuing employment with the Company.

B. Certain capitalized terms used in the Agreement are defined in Section 5 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Position. During the Employment Period (as defined in Section 2 (a) below), Executive shall serve as Vice President and the Chief Financial Officer of the Company. The duties and responsibilities of Executive shall include the duties and responsibilities for Executive's corporate offices and positions as set forth in the Company's Bylaws from time to time in effect and as are customary for such corporate offices and positions, and such other duties and responsibilities as the Chief Executive Officer and the Board of Directors of the Company (the "Board") may, from time to time, reasonably assign to Executive, in all cases to be consistent with Executive's corporate offices and positions.

(b) Obligations. Executive shall comply with all of Lam's policies and procedures governing employment. During the Employment Period, Executive shall devote her full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in such activities and services as do not interfere or conflict with her responsibilities to the Company.

2. Employment Period.

(a) Term. This Agreement shall begin upon the Effective Date and shall continue until December 31, 2002, unless earlier terminated as set forth herein (the "Employment Period"). Except as otherwise provided herein, the Employment Period shall end on the Termination Date.

(b) Termination.

(i) By the Company. The Company may terminate Executive's employment for Cause (as defined in Section 5(a) below), by giving the Executive thirty (30) days' advance written notice, subject, however, to the cure provisions of such Section. The Company may terminate the Executive's employment with the Company other than for Cause by giving the Executive ninety (90) days' advance notice in writing. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).

(ii) By the Executive. Executive may terminate her employment with the Company in response to her Involuntary Termination (as defined in Section 5(c) below) by giving the Company thirty (30) days' advance written notice, subject, however, to the cure provisions of such Section. Executive may terminate her employment with the Company at any time for any other reason ("Voluntary Resignation") by giving the Company ninety (90) days' advance written notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).

(c) Death. Executive's employment shall terminate immediately in the event of her death. The Company shall pay to the Executive's estate any earned but unpaid salary and vacation pay accrued to the date of her death.

(d) Disability. The Company may terminate Executive's employment for Disability (as defined in Section 5(b) below) by giving Executive ninety (90) days' advance notice in writing. In the event Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment under this Section 2(d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) Priority of Rights and Obligations upon Termination Events. If any event leading to or permitting Termination of this Agreement, or providing notice thereof, occurs at approximately the same time as any other Early Termination event or during any Termination notice period, and those events invoke different notice periods or different severance or other benefit arrangements, the deadlines, obligations, rights and benefits applicable to the Termination event having the highest priority shall control. The priority of Termination events (from highest to lowest priority) is as follows: (1) Termination for Cause; (2) Voluntary Resignation; (3) Involuntary Termination; (4) Disability; and (5) death. For example, if Executive gives notice of her Voluntary Resignation and, before the 90 day notice period has expired, she is subject to an Involuntary Termination, only the rights and benefits available to her for Voluntary Resignation apply since the provisions governing Voluntary Resignation have a higher priority than those applicable to Involuntary Termination. Similarly, if Executive has been subject to an Involuntary Termination and dies during the notice period, she shall have the rights and benefits available to her estate as one subject to an Involuntary Termination. Expiration of this Agreement prevails over all termination events.

3. Compensation and Benefits.

(a) Base Compensation. During the term of this Agreement, the Company shall pay the Executive as compensation for services a base salary. The Board, at least annually, will review such base salary for possible increase, reasonably taking into account Executive's performance and prevailing compensation for executives at similar levels in similar-sized companies in the industry. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation specified in this Section 3(a) is referred to in this Agreement as "Base Compensation."

(b) Stock Options As of the Effective Date, the Executive has been granted the following non-qualified stock options to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock"):

    Grant dated April 30, 1997, to purchase 75,000 shares of Common Stock;, at an exercise price of $29.0625.
    Grant dated April 16, 1998, to purchase 30,000 shares of Common Stock, at an exercise price of $29.875.
    Grant dated November 5, 1998, to purchase 80,000 shares of Common Stock, at an exercise price of $14.4688.

Collectively, these grants shall be referred to herein as the "Incentive Options."

(c) Deferred Compensation. Executive shall be entitled to participate in the Company's Executive Deferred Compensation Plan pursuant to the terms thereof.

(d) Benefits. During the Employment Period, Executive shall be eligible to participate in the benefit plans and compensation programs maintained by the Company of general applicability to other key executives of the Company, including (without limitation) retirement plans, automobile allowances, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, life, disability, health, accident and other insurance programs, paid vacations (but accruing at not less than three weeks per year), sabbatical programs, and similar plans or programs, but excluding any performance bonus plans, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program.

(e) Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of her duties hereunder upon proper submission of expense reports in accordance with Company policies regarding such reimbursement.

(f) Section 162(m). Executive and the Company agree to use reasonable good faith efforts, to the extent reasonably practicable and not materially adverse to Executive, to structure payment of all amounts of Executive's compensation from the Company so as to avoid non-deductibility of any such amounts under Section 162(m) of the Internal Revenue Code (the "Code") or any successor provision.

(g) Loan Repayment through Bonuses. In or about April 1997, the Company made Executive a loan in the amount of $150,000. The loan bears no interest and is payable in equal annual installments over a 4-year period. On each of the first four anniversaries of Executive's initial employment, the Company agrees to pay Executive a bonus in the amount of $37,500, which bonus amount Executive understands and agrees may be used by the Company to offset the loan principal. In the event Executive terminates her employment with the Company, she will be required to pay the outstanding balance of the loan principal in accordance with its terms. Further, the Company is not obligated to pay Executive any bonus, and Executive understands and agrees that all unpaid loan principal shall become immediately due and owing, upon (i) the Company providing notice of termination of Executive's employment for cause, or (ii) Executive providing notice of her Voluntary Resignation. The Company understands and agrees that all unpaid loan principal due and owing as of the date of any Involuntary Termination of the Executive, which is not cured by Company, shall be forgiven. Executive understands and agrees that she is solely responsible and liable for all employment and other taxes arising out of any such bonus payments or loan forgiveness.

4. Severance Benefits.

(a) Severance Benefits. Executive is not entitled to severance benefits of any kind due to the expiration of this Agreement or benefits or compensation of any kind upon termination of her employment for any reason, except as expressly provided herein. If Executive's employment with the Company terminates prior to the expiration of this Agreement, then the Executive shall be entitled to receive severance benefits as follows:

    Involuntary Termination. If Executive's employment terminates as a result of her Involuntary Termination, then Executive will be placed on a one year Leave of Absence from the Company beginning on the Termination Date the ("LOA"). During the LOA, Executive will continue to make herself available for such special projects as are delegated to her by the Company's Chief Executive Officer. During such LOA period, Executive will continue to receive (A) her annual Base Compensation and targeted bonus (if any) less withholdings and deductions, (B) all executive benefits (except those available only to those employees actually working on Lam's premises), (C) the annual bonus identified in 3(g) above. Further, all Stock Options granted as of the Termination Date shall continue to vest and be exercisable during the LOA (subject to termination of any such option provided in the terms of grant). At the conclusion of the LOA, Executive shall be entitled to no further compensation, severance pay or vesting of Stock Options.

    Voluntary Resignation; Disability; Death; Termination for Cause. If, at any time during the term of this Agreement, (A) Executive's employment terminates by reason of Executive's (i) vVoluntary rResignation (and is not the result of an Involuntary Termination), (ii) Disability or (iii) death, or (B) Executive's employment is terminated by the Company for Cause, then unless as otherwise expressly provided in Section 4(b) Executive shall not be entitled to receive severance or other benefits beyond the Termination Date except for those (if any) as may then be established (and applicable) under the Company's then- existing severance and benefits plans and policies at the time of such termination.

(b) Benefits; Miscellaneous. In the event of any termination of Executive's employment at any time during the term of this Agreement, (i) the Company shall pay Executive any unpaid Base Compensation due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive (or her Estate), the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company. These payments shall be made promptly and within the period of time mandated by law.

(c) Acceleration of Vesting of Incentive Options upon a Change in Control. If a Change in Control (as defined in this Agreement), occurs which is followed by any of the events described in paragraphs (i) through (vi) of the Involuntary Termination clause, below, including, specifically, the Company imposing upon Executive a corporate office or position of materially reduced authority or responsibility than Executive held immediately preceding such Change of Control, then any unvested portion of the Incentive Options shall automatically be accelerated in full so as to become completely vested and immediately exercisable by Executive. However, no such acceleration will occur if the Change in Control or offer or imposition of reduced authority or responsibility occurs after Executive has (i) given notice of Voluntary Resignation (ii) been given notice of Termination for Cause by the Company (unless that notice is subsequently withdrawn in writing by the Company and Executive's employment does not terminate as a result of such notice), or (iii) this Agreement has terminated. The Chief Executive Officer of the Company shall, in his or her reasonable discretion, following consultations with Executive and, if necessary, the Board, determine whether any corporate office or position offered or imposed on Executive position is of materially reduced authority or responsibility for the purposes of this paragraph.

(d) Post-Termination Exercisability of Options. If, during the term of this Agreement, Executive's employment with the Company is terminated for any reason, other than for cause, Executive may exercise any Stock Options vested as of the Termination Date for a period of one (1) year s following either (i) the Termination Date or (ii) conclusion of Executive's LOA following an Involuntary Termination, whichever is later, after which all such Stock Options shall terminate and no longer be exercisable. In all other instances, including termination for cause, Executive may exercise any and all stock options vested as of any termination of her employment within ninety (90) days of such termination, after which all such stock options shall terminate and no longer be exercisable. However, nothing in this Agreement shall extend the term of the any stock option granted at any time to Executive set forth in the terms and conditions of grant or the Company's stock plan under which the stock option was originally granted.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. "Cause" shall mean (i) a willful act of personal dishonesty knowingly taken by Executive in connection with her responsibilities as an employee and intended to result in her substantial personal enrichment, (ii) a willful and knowing act by Executive which constitutes gross professional misconduct, (iii) any refusal by Executive to comply with a reasonable written directive of the Board or established policy, procedure or terms of employment of the Company, (iv) a willful breach by Executive of a material provision of this Agreement, or (v) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or Executive's continuing employment. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to Executive and her counsel and after allowing Executive and her counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members Executive was guilty of conduct set forth in (i), (ii), (iii), (iv) or (v), specifying the particulars thereof; provided, however, that in the case of conduct set forth in (iii), (iv) or (iv), Executive shall have the opportunity to cure same within 30 days following Executive's receipt of written notice thereof.

(b) Disability. "Disability" shall mean that Executive has been or will be unable to substantially perform her duties under this Agreement for a period of six or more consecutive months due to illness, accident or other physical or mental incapacity.

(c) Involuntary Termination. "Involuntary Termination" shall mean:

(i) the continued assignment to Executive of any duties or the continued significant change in Executive's duties, either of which is substantially inconsistent with Executive's duties immediately prior to such assignment or change for a period of thirty (30) days after notice thereof from Executive to the Board setting forth in reasonable detail the respects in which Executive believes such assignments or duties are significantly inconsistent with the Executive's prior duties;

(ii) a material reduction in Executive's Base Compensation, other than any such reduction which is part of, and generally consistent with, a general reduction of corporate officers' salaries;

(iii) a material reduction by the Company in the kind or level of employee benefits (other than salary) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than salary) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

(iv) the relocation of the Company's principal executive office to a location more than fifty (50) miles from its present location;

(v) any purported termination of Executive's employment by the Company other than for Cause, Disability or Death;

(vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below; or

(vii) any material breach by the Company of any material provision of this Agreement;

provided, however, that none of the foregoing shall constitute Involuntary Termination to the extent Executive has agreed thereto; and provided, further, however, that the foregoing shall constitute Involuntary Termination only if and to the extent that (i) Executive provides written notice to the Company setting forth in reasonable detail such facts which Executive believes constitute Involuntary Termination and (ii) any circumstances constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company's receipt of such written notice.

(d) Termination Date. "Termination Date" shall mean (i) the last day of the applicable notice period set forth in Section 2(b) or 2(d) above (except for any Involuntary Termination Notice, given by the Executive, which is cured by the Company, or a Termination for Disability Notice which is revoked by the Executive resuming the performance of her duties), (ii) the date as of which such notice is waived in accordance with the terms of Section 2(b), (iii) the date of Executive's employment termination pursuant to this Agreement if notice of the same is not required under Section 2, or (iv) the date upon which this Agreement expires. If more than one Termination Date may apply, then the priority provisions of section 2(e) of this Agreement shall determine which Termination Date controls.

(e) Change in Control. "Change in Control" shall mean the occurrence of any of the following events:

    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any person or group as such term is used in Rule 13d-1(b) under the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule13-d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities; or
    the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets (other than to a subsidiary or subsidiaries).

6. Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agrees expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a vVoluntary rResignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date in accordance with Section 2(b) or 2(d) Subject to the second provision to Section 5(d), the failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing her rights hereunder.

8. Non-Compete; Non-Solicit.

(a) The parties hereto recognize that Executive's services are special and unique and that her level of compensation and the provisions herein for compensation upon Involuntary Termination are partly in consideration of and conditioned upon Executive's not competing with the Company, and that the covenant on her part not to compete and not to solicit as set forth in this Section 8 is essential to protect the business and goodwill of the Company.

(b) Executive agrees that prior to the Termination Date and during any LOA following Involuntary Termination, the Executive will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (i) render any planning, marketing or other services respecting the creation, design, manufacture or sale of semiconductor manufacturing equipment and/or software to any business, agency, partnership or entity ("Restricted Business") other than the Company, or (ii) make or hold any investment in any Restricted Business in the United States other than the Company, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation. For purposes of this Section 8, the term "Company" shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which the Executive may serve as a director, officer or employee at the request of the Company or any successor of the Company.

(c) Prior to the Termination Date and during any LOA following Involuntary Termination, and for the period extending six (6) months thereafter(other than upon expiration of the two-year Employment Period without early termination thereof), Executive will not, directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ, and Executive will not, directly or indirectly, involve herself in decisions to hire any employee who has left the Company's employ within the three-month period preceding the Executive's cessation of employment or the three-month period following her cessation of employment.

(d) Executive agrees that the Company would suffer an irreparable injury if she were to breach the covenants contained in subparagraphs (b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive hereby stipulates to the entering of such injunctive relief prohibiting her from engaging in such breach.

(e) If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provisions hereof (but only to the extent necessary to render such restrictions enforceable) and then enforce this Section 8 in its reduced form for all purposes in the manner contemplated hereby.

9. Existing Confidentiality and Non-Compete Agreements. Executive represents and warrants (i) that prior to the date hereof she has provided the Company with true and complete copies of any and all written confidentiality and/or non-compete agreements to which Executive is a party as of the date hereof (together with a written description of any such oral agreements), and (ii) to the best of Executive's knowledge, full compliance with the terms of each such agreement will not materially interfere with Executive's duties hereunder (except to the extent that Executive reasonably may determine to absent herself from certain Company meetings and communication during the first year of the Employment Period). Executive further covenants that she will not willfully and knowingly fail to fully abide by the terms of any and all such agreements and will work in good faith with the Company to avoid any breach thereof.

10. Arbitration. At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting this Agreement which may be brought by the Company in any court of competent jurisdiction irrespective of Executive's desire to arbitrate such a claim.

The arbitrator shall be selected as follows. In the event the Company and Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and Executive do not so agree, the Company and Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

Arbitration shall take place in San Jose, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator, who, if more than one, shall act by majority vote, shall have the power and authority to decree any and all relief of an equitable nature including, but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that Executive shall be entitled to reimbursement for her reasonable attorney's fees to the extent she prevails as to the material issues in such dispute. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Provided that Executive fully performs her obligations under this Agreement, Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly referred to herein have been made or entered into by either party with respect to the subject matter hereof. Nothing herein affects the continued enforceability of that certain pre-existing indemnification letter between the parties.Nothing herein affects the continued enforceability of the Employment, Confidential Information and Invention Assignment Agreement previously executed by the Executive.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed and enforced by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect If any provision of this Agreement is determined to be invalid or unenforceable, the Agreement shall remain in full force and effect as to the remaining provisions, and the parties shall replace the invalid or unenforceable provision with one which reflects the parties' original intent in agreeing to the invalid/unenforceable one..

(f) No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

(g) Employment Taxes. All payments made pursuant to this Agreement by Company shall be subject to withholding of applicable income and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company, provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

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(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Survival of Obligations. The obligations of paragraphs 4, 7, 8, 9, 10 and 11 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

LAM RESEARCH CORPORATION

By: /s/ James W. Bagley James W. Bagley Its: Chairman and Chief Executive Officer Dated: December 1, 1999 Dated: December 17, 1999	By: /s/ Richard H. Lovgren Richard Lovgren Its: Vice President, General Counsel and Secretary Dated: December 17, 1999 /s/ Mercedes Johnson Mercedes Johnson